Exhibit 10.17

XILINX, INC.

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT is entered into as of June 13, 2012, by and between Xilinx, Inc., a Delaware corporation (the “Company”) and Moshe Gavrielov (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive previously entered into an employment agreement dated January 2, 2008 (the “Agreement”), which sets forth various terms of the Executive’s employment;

WHEREAS, among other terms, the Agreement provides for certain benefits in the event the Executive’s employment is terminated for certain qualifying reasons, as set forth in the Agreement;

WHEREAS, the Company and the Executive now wish to amend the Agreement in order to clarify the treatment of certain equity awards in the event the Executive’s employment is terminated for such certain qualifying reasons;

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Agreement as set forth below:

AGREEMENT

1.	Termination Benefits: Section 4(c) of the Agreement is superseded and replaced in its entirety to read as follows:

“If (i) the Company terminates your employment at any time (A) other than for Cause (as defined below) or (B) due to a disability, or (ii) you voluntarily terminate your employment for Good Reason (as defined below), then, subject to your execution of a release of claims in favor of the Company in the form attached hereto as Exhibit A, which release becomes effective in accordance with its terms on or before the thirtieth (30th) day following your termination of employment, then you shall be entitled to (w) a lump sum payment equal to the sum of twelve (12) months of your base salary plus one year of your target bonus (both at the rate in effect on your termination of employment), together with any base salary accrued through your termination date payable on the thirtieth (30th) day following such termination of employment, (x) either a lump sum payment equal to the value of twelve (12) months of COBRA coverage payable on the thirtieth (30th) day following your termination of employment or direct payment of your premiums for health care continuation coverage under the applicable provisions of COBRA, provided that you elect to continue and remain eligible for these benefits under COBRA, and do not become covered through another employer’s health plan during this period, and provided further the election as to lump sum payment or direct payments of COBRA premiums pursuant to this subsection (x) must be made at the time of termination, (y) twenty-four (24) months accelerated vesting of your Initial Grant and all other equity grants that you received from the Company prior to such termination of employment, provided that with respect to (i)(a) any outstanding awards of performance-based restricted stock units for which the number of earned restricted stock units has not been determined as of the date of termination, the number of performance-based restricted stock units that will become earned for purposes of vesting shall be determined based on actual performance of the applicable performance metrics, as, and at such time as, determined by the Compensation Committee of the Board of Directors, and shall be settled as soon as practicable following such determination (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs); provided, however, that, if such termination of employment occurs within one year following the consummation of a Change of Control (as such term is defined in the 2007 Equity Incentive Plan of Xilinx, Inc.), the number of performance-based restricted stock units that will become earned for purposes of vesting instead shall be the target number of restricted stock units set forth in the applicable award agreement and (b) with respect to any earned restricted stock units that are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of earned restricted stock units that shall vest upon termination, the performance-based restricted stock units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of earned restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional the twenty-four (24) month period following your termination date and (ii) any outstanding awards of restricted stock units that are not subject to performance metrics and that are subject to “cliff” vesting on one or more anniversaries of the date of grant, solely for purposes of determining the number of such restricted stock units that shall vest upon termination, such restricted stock units shall be treated as instead being subject to monthly vesting in equal installments from the applicable date of grant and you shall become vested in that number of restricted stock units that would have vested during the period commencing from the date of grant and continuing up to your termination date and during an additional twenty-four (24) month period following your termination date, and (z) a pro rata portion of your bonus for the fiscal year of such termination of employment, payable at the same time the Company pays annual bonuses to other executive officers for such fiscal year (but no later than two and a half (2 1/2) months after the fiscal year in which the termination date occurs) based on (I) your termination date, (II) the determination by the Compensation Committee whether company performance objectives have been met, and (III) an assumption that any individual MBO has been achieved at 100%. Additionally, you will be required to tender your resignation as a member of the Board.”

2.	Section 409A: Section 4(g) of the Agreement is superseded and replaced in its entirety to read as follows:

“In the event that it is determined that payments pursuant to this Agreement constitute non-qualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), then, solely to the extent required in order to avoid taxation and/or tax penalties under Section 409A, no such amounts shall be paid unless and until you have experienced a separation from service within the meaning of Section 409A and any such amount that would be paid to you within six (6) months following your separation of service shall be accumulated and paid to you on the first business day following such six (6) month period.

The parties hereto intend that this Agreement comply, to the extent applicable, with the provisions of Section 409A and related regulations and Treasury pronouncements. If the parties determine in good faith that any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties hereby agree to use good faith efforts to reform any such provision to avoid imposition of any such excise tax in such manner that the parties mutually determine is appropriate to comply with Section 409A.”

3.	Continuation of Other Terms: Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	Applicable Law: This amendment shall be governed by the laws of the State of California as such laws are applied to arrangement between California residents entered into and to be performed within the State of California.

XILINX, INC.	EXECUTIVE

/s/ J. Michael Patterson	/s/ Moshe Gavrielov
J. Michael Patterson	Moshe Gavrielov
Chair, Compensation Committee	President &
of the Board of Directors	Chief Executive Officer

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